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EXHIBIT 23.1

        Independent Auditors' Consent

The Board of Directors
August Technology Corporation:

        We consent to the use of our reports dated February 7, 2003, except as to notes 17 and 18, which are dated as of February 26, 2003, with respect to the consolidated balance sheets of August Technology Corporation as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related consolidated financial statement schedule, included or incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Minneapolis, Minnesota
August 19, 2003

II-9

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  EXHIBIT 23.1